EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

BETWEEN

scythian bioscienCes inc.

And

kitrinor metals inc.

And

10188760 Canada Inc.

JUNE 6, 2017

Schedule “A” FORM OF AMALGAMATION AGREEMENT

( i )

BUSINESS COMBINATION AGREEMENT

Business Combination Agreement dated June 6, 2017 between Scythian Biosciences Inc. (“Scythian”), Kitrinor Metals Inc. (“Kitrinor”) and 10188760 Canada Inc. (“10188760 Canada Inc.”).

WHEREAS Kitrinor intends to acquire all of the issued and outstanding Class A common shares in the capital of Scythian in exchange for common shares of Kitrinor, which purchase will be effected pursuant to the Amalgamation as hereinafter set forth and on the terms and subject to the conditions set forth in the Amalgamation Agreement;

AND WHEREAS the Amalgamation will constitute a reverse takeover of Kitrinor by Scythian pursuant to the policies of the TSX Venture Exchange Inc.;

NOW THEREFORE in consideration of the foregoing, and the respective covenants, agreements, representations and warranties of the Parties contained herein, and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

Article 1
INTERPRETATION

Section 1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“10188760 Canada Inc.” means 10188760 Ontario Inc., a corporation incorporated under the CBCA and a wholly-owned Subsidiary of Kitrinor.

“10188760 Canada Inc. Shares” means the common shares in the capital of 10188760 Canada Inc. as constituted on the date hereof.

“affiliate” has the meaning specified in the Securities Act (Ontario).

“Agreement” means this business combination agreement, as such agreement may be amended, varied, modified or restated from time to time, together with all Schedules appended to the Agreement.

“Amalco” means the corporation continuing from the Amalgamation.

“Amalco Shares” means the common shares of Amalco.

“Amalgamation” means the amalgamation of Scythian and 10188760 Canada Inc. pursuant to the CBCA on the terms set forth in this Agreement and the Amalgamation Agreement.

“Amalgamating Parties” means, collectively, Scythian and 10188760 Canada Inc.

“Amalgamation Agreement” means the agreement to be entered into among Scythian, Kitrinor and 10188760 Canada Inc. in respect of the Amalgamation, in substantially the form attached hereto as Schedule “A”.

“Amalgamation Resolution” means the special resolution to be approved by the shareholders of Scythian approving, among other things, the Amalgamation, the Agreement and the Ancillary Agreements.

“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement, including without limitation, the Amalgamation Agreement.

“Articles of Amalgamation” means the articles of amalgamation to be filed with Corporations Canada in order to effect the Amalgamation, substantially in the form agreed to between the Amalgamating Parties.

“associate” has the meaning specified in the Securities Act (Ontario).

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

“Business Combination” means the business combination among Kitrinor, 10188760 Canada Inc. and Scythian under which the business and assets of Kitrinor shall be combined with those of Scythian, as a reverse takeover of Kitrinor by Scythian, to form the Resulting Issuer.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario.

“CBCA” means the Canada Business Corporations Act, as amended from time to time.

“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Director, as date stamped on the Articles of Amalgamation, evidencing that the Articles of Amalgamation are effective.

“Circulars” means, collectively, the Kitrinor Circular and the Scythian Circular.

“Closing” means the completion of the Amalgamation on the terms and subject to the conditions set forth herein and in the Amalgamation Agreement.

“Consolidation” means the consolidation of Scythian Shares on a 80:1 basis and Kitrinor Shares on a 20:1 basis in connection with the Business Combination.

“Constating Documents” means, in respect of Scythian, Kitrinor or 10188760 Canada Inc., as the case may be, the articles of incorporation, amalgamation, or continuation arrangement, as applicable, by-laws and all amendments to such articles or by-laws.

“Contingent Board” means the contingent board of the Resulting Issuer, which shall be approved at the Kitrinor Meeting and take effect as of the Effective Time and be comprised of Jonathan Gilbert, Michael Petter, Peter Benz, Roger Rai and Gary Leong.

“Director” means the director appointed under Section 260 of the CBCA.

“Effective Date” means the date shown on the Certificate of Amalgamation issued by the Director giving effect to the Amalgamation, or such earlier or later date as the Parties may mutually agree in writing.

“Financings” means, collectively, the Private Placement Financing and the Non-Brokered Private Placement.

“GAAP” means generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.

“Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, including, but not limited to, drummed materials, whether waste material, raw material, finished product, intermediate product, byproduct or any other material or article, that is listed or regulated under any environmental Laws as a hazardous substance, hazardous materials, toxic substance, waste pollutant, or contaminant or is otherwise listed or regulated under any environmental Laws because it poses a hazard to human health or the environment, including, but not limited to mercury, sulphuric acid, petroleum products, asbestos, PCBs, cyanide and lead-containing paints or coatings.

“Kitrinor” means Kitrinor Metals Inc., a corporation existing under the OBCA.

“Kitrinor Board” means the board of directors of Kitrinor.

“Kitrinor Circular” means the notice of the Kitrinor Meeting and accompanying management information circular or applicable filing statement, as the case may be, including all schedules and appendices attached thereto, to be sent to the Kitrinor Shareholders in connection with the Kitrinor Meeting, together with any applicable filing statement required by the policies of the TSXV in connection with the completion of the Business Combination.

“Kitrinor Convertible Securities” means, collectively, all outstanding rights to acquire Kitrinor Shares pursuant to Kitrinor’s outstanding stock options, warrants, broker warrants, convertible debentures, rights of conversion or exchange privileges or other securities entitling the holder thereof to acquire any Kitrinor Shares, or any other rights, agreements or commitment of any character requiring the issuance, sale or transfer by Kitrinor of any Kitrinor Shares.

“Kitrinor Financial Statements” means the audited comparative financial statements of Kitrinor as at and for the financial years ended December 31, 2016, 2015 and 2014.

“Kitrinor Meeting” means the special meeting of Kitrinor Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement to consider the Kitrinor Meeting Matters set out in the notice to be provided to Kitrinor Shareholders in connection with such meeting.

“Kitrinor Meeting Matters” means an annual and special meeting of the shareholders of Kitrinor to be held in order to seek shareholder approval for, among other things, the Consolidation (as it relates to Kitrinor), the Name Change and the election of the Contingent Board by the Kitrinor Shareholders.

“Kitrinor Shareholders” means the holders of Kitrinor Shares from time to time.

“Kitrinor Shares” means common shares in the capital of Kitrinor.

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by laws, statutory rules, principles of law, published policies, forms and guidelines, fee schedules, tariffs, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, directives, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body or self-regulatory authority (including, but not limited to, the TSXV), and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities.

“Material Adverse Effect” means any event or change that, individually or in the aggregate with other events or changes, is or would reasonably be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or liabilities, whether contractual or otherwise, of any Party, as the case may be; provided that a Material Adverse Effect shall not include an adverse effect resulting from a change (i) that arises out of a matter that has been publicly disclosed prior to the date of this Agreement or otherwise disclosed in writing by a Party to the other Party prior to the date of this Agreement; (ii) that results from conditions affecting the medicinal marijuana market generally in Canada or the United States, including changes in government policies or programs or taxes; (iii) that results from general economic, financial, currency exchange, interest rate or securities market conditions in Canada or the United States; (iv) that arises from a decline in the trading price of Kitrinor Shares, or (v) that is a direct result of any matter permitted by this Agreement or consented to in writing by the applicable Party.

“Material Contracts” has the meaning specified in Section 4.1(l).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

“Name Change” means the name change of Kitrinor to “Scythian Biosciences Corp.” or such other name acceptable to Kitrinor and Scythian, such name change to be completed on or prior to the Effective Date.

“Non-Brokered Private Placement” means the non-brokered private placement offering of Scythian Shares completed on March 20, 2017 and March 31, 2017 pursuant to which Scythian issued 29,659,460 Scythian Shares at $0.10 per share for aggregate gross proceeds of $2,965,946;

“Notice” has the meaning specified in Article 9.

“OBCA” means the Business Corporations Act (Ontario), as amended from time to time.

“Offering” means a private placement offering of 33,212,500 Scythian Subscription Receipts, pursuant to the terms of an agency agreement entered into between Scythian, Clarus Securities Inc., Haywood Securities Inc. and Canaccord Genuity Corp. dated March 13, 2017.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Outside Date” means June 13, 2017 or such later date as may be agreed to in writing by the Parties.

“Parties” means, collectively, Scythian, Kitrinor and 10188760 Canada Inc., and any other Person who may become a party to this Agreement; and “Party” means any one of them.

“Private Placement Financing” means, the sale by Scythian of the Scythian Subscription Receipts in accordance with the terms of the Agency Agreement at a price of $0.40 per Scythian Subscription Receipt for gross proceeds of $13,085,000 completed March 13, 2017 together with the second tranche closing completed March 31, 2017 for gross proceeds of $200,000 through the issuance of an aggregate of 33,212,500 Scythian Subscription Receipts.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns having a similarly extended meaning.

“Public Statement” has the meaning ascribed thereto in Section 9.3 hereof.

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case in connection with the Amalgamation, including any such approval from the TSXV.

“Remedial Action” means any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean-up, reclamation, remediation, closure, site restoration, remedial response or remedial work.

“Resulting Issuer” means Kitrinor upon completion of the Business Combination.

“Resulting Issuer Convertible Securities” means, collectively, all outstanding rights to acquire Resulting Issuer Shares pursuant to the Resulting Issuer’s outstanding stock options, warrants, broker warrants, convertible debentures, rights of conversion or exchange privileges or other securities entitling the holder thereof to acquire any Resulting Shares, or any other rights, agreements or commitment of any character requiring the issuance, sale or transfer by the Resulting Issuer of any Resulting Issuer Shares.

“Resulting Issuer Shares” means the common shares in the capital of the Resulting Issuer;

“Scythian” means Scythian Biosciences Inc., a corporation existing under the federal laws of Canada.

“Scythian Board” means the board of directors of Scythian.

“Scythian Circular” means the notice of the Scythian Meeting and accompanying management information circular including all schedules and appendices attached thereto, to be sent to the Scythian Shareholders in connection with the Scythian Meeting.

“Scythian Convertible Securities” means, collectively, all outstanding rights to acquire Scythian Shares pursuant to Scythian’s outstanding stock options, warrants, broker warrants, convertible debentures, rights of conversion or exchange privileges or other securities entitling the holder thereof to acquire any Scythian Shares, or any other rights, agreements or commitment of any character requiring the issuance, sale or transfer by Scythian of any Scythian Shares.

“Scythian Meeting” means the special meeting of Scythian Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement to consider the matters set out in the notice to be provided to Scythian Shareholders in connection with such meeting.

“Scythian Shareholders” means the holders of Scythian Shares from time to time.

“Scythian Shares” means the Class A common shares in the capital of Scythian as constituted on the date hereof.

“Scythian Subscription Receipts” means the 33,212,500 subscription receipts of Scythian issued in connection with the Offering.

“Securities Reports” has the meaning ascribed thereto in Section 4.1(p) hereof.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Subsidiary” has the meaning specified in National Instrument 45-106 - Prospectus Exemptions as in effect on the date of this Agreement.

“Taxes” has the meaning specified in Section 4.1(i).

“TSXV” means the TSX Venture Exchange.

Section 1.2 Gender and Number.

Any reference in this Agreement or any Ancillary Agreement to gender includes all genders. Words importing the singular number only shall include the plural and vice versa.

Section 1.3 Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles, Sections and Schedules and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 1.4 Currency.

All references in this Agreement or any Ancillary Agreement to dollars, or to $ are expressed in Canadian currency unless otherwise specifically indicated.

Section 1.5 Certain Phrases, etc.

In this Agreement and any Ancillary Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6 Knowledge.

Any reference herein to the knowledge of any Party will be deemed to mean the actual knowledge of the directors and executive officers of such Party after reasonable inquiry.

Section 1.7 Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

Section 1.8 Schedules.

The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

Section 1.9 References to Persons and Agreements.

Any reference in this Agreement or any Ancillary Agreement to a Person includes such Person’s heirs, administrators, executors, legal personal representatives, successors and permitted assigns. Except as otherwise provided in this Agreement or any Ancillary Agreement, the term “Agreement” and any reference in this Agreement to this Agreement, any Ancillary Agreement or any other agreement or document includes, and is a reference to, this Agreement, such Ancillary Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and includes all schedules to it.

Section 1.10 Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted.

Section 1.11 Non-Business Days.

Whenever payments are to be made or an action is to be taken on or not later than a day which is not a Business Day, such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

Article 2
amalgamation

Section 2.1 Amalgamation.

(a)	Each of the Parties covenants to take all such actions as are within its power to control and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to complete the Amalgamation as set forth in this Section 2.1 and otherwise on the terms, and subject to the conditions, set forth in this Agreement and subject to the approval of the TSXV (if applicable).

(b)	Each Party hereby agrees, unless such steps have already been completed, that as soon as reasonably commercially practicable after the date hereof or at such other time as is specifically indicated below in this Section 2.1, and on the applicable terms, and subject to the applicable conditions, set forth in this Agreement and the Amalgamation Agreement, it shall take the following steps:

(i)	Preparation and Mailing of Kitrinor Circular. Kitrinor shall use all commercially reasonable efforts to prepare and complete, in consultation with Scythian, the Kitrinor Circular together with any other documents required by Law in connection with the Kitrinor Meeting and the Business Combination. Kitrinor shall use its commercially reasonable efforts to cause the Kitrinor Circular and such other documents to be filed under the profile of Kitrinor on SEDAR and sent to each Kitrinor Shareholder and such other Persons as required by applicable Law as soon as practicable, and, in any event, no later than June 13, 2017.

(ii)	Preparation and Mailing of Scythian Circular. Scythian shall use all commercially reasonable efforts to prepare and complete, in consultation with Kitrinor, the Scythian Circular together with any other documents required by Law in connection with the Scythian Meeting and the Business Combination. Scythian shall use its commercially reasonable efforts to cause the Scythian Circular to be sent to each Kitrinor Shareholder and such other Persons as required by applicable Law as soon as practicable, and, in any event, no later than June 13, 2017.

(iii)	Contents of the Circular. Each of the Parties shall ensure that the Circulars comply in material respects with applicable Laws, do not contain any Misrepresentation (as it relates to the disclosure of such Party) and provide the Kitrinor Shareholders and the Scythian Shareholders, as the case may be, with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Kitrinor Meeting or the Scythian Meeting, as the case may be.

(iv)	Assistance with Circulars. The Parties shall give each other and their respective legal counsel a reasonable opportunity to review and comment on drafts of the Circulars and other related documents, and shall give reasonable consideration to any comments made by the other Party and its counsel. Scythian and Kitrinor shall each provide all necessary information concerning them that is required by Law to be included by each of them in the Circulars, and shall use their best efforts to ensure that information in the Circulars (as it relates to the disclosure of such Party) does not contain any Misrepresentation. Each Party shall promptly notify the other Party if it becomes aware that the Circulars contain any Misrepresentation (as it relates to the disclosure of such Party) or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Parties shall, as required by applicable Laws, promptly file on SEDAR and mail or otherwise publicly disseminate any such amendment or supplement to the Kitrinor Shareholders or the Scythian Shareholders, as the case may be, and, if required by Law, file the same with any other Governmental Entity as required.

(v)	Kitrinor Meeting. Kitrinor will convene and conduct the Kitrinor Meeting on or before May 31, 2017 and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Kitrinor Meeting without the prior written consent of Scythian, except in the case of an adjournment, as required for quorum purposes.

(vi)	Scythian Meeting. Scythian will convene and conduct the Scythian Meeting on or before June 13, 2017 and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Scythian Meeting without the prior written consent of Kitrinor, except in the case of an adjournment, as required for quorum purposes.

(vii)	Filing of Articles of Amalgamation. Subject to obtaining applicable approval of the Scythian Shareholders and the Kitrinor Shareholders, and subject to the satisfaction or waiver of the applicable conditions of Closing as set forth in this Agreement, the Amalgamating Parties will submit the Articles of Amalgamation and such other documents as may be required under the CBCA in connection therewith to give effect to the Amalgamation.

(viii)	Amalgamation Agreement. The Parties hereby acknowledge that the form of Amalgamation Agreement attached as Schedule “A” complies with the requirements of the CBCA.

(ix)	Articles of Amalgamation. The Articles of Amalgamation shall, with such other matters as are necessary to effect the Amalgamation, and all as subject to the provisions of the Amalgamation Agreement, provide as follows:

(A)	the Amalgamating Parties will amalgamate and continue as Amalco;

(B)	holders of Scythian Shares shall receive one fully paid and non-assessable Resulting Issuer Share for each Scythian Share held by such holder, and the Scythian Shares shall thereafter be cancelled;

(C)	holders of Kitrinor Shares shall receive one fully paid and non-assessable Resulting Issuer Share for each Kitrinor Share held by such holder, and the Kitrinor Shares shall thereafter be cancelled;

(D)	holders of Scythian Convertible Securities shall be entitled to receive that number of Resulting Issuer Convertible Securities as it equal to the number of Scythian Convertible Securities held by such holder, subject to applicable adjustment in connection with the Consolidation, and the Scythian Convertible Securities shall thereafter be cancelled;

(E)	holders of Kitrinor Convertible Securities shall be entitled to receive that number of Resulting Issuer Convertible Securities as it equal to the number of Kitrinor Convertible Securities held by such holder, subject to applicable adjustment in connection with the Consolidation, and the Kitrinor Convertible Securities shall thereafter be cancelled;

(F)	the shares of 10188760 Canada Inc. will be cancelled and replaced by Amalco Shares on the basis of one Amalco Share for each share of 10188760 Canada Inc.;

(G)	as consideration for the issuance of the Kitrinor Shares to holders of Scythian Shares to effect the Amalgamation, Amalco will issue Kitrinor such number of shares of Amalco for each Kitrinor Share issued to holders of Scythian Shares;

(H)	Amalco will be a direct wholly-owned Subsidiary of the Resulting Issuer upon completion of the Amalgamation; and

(I)	all of the property, rights, privileges and assets of the Amalgamating Parties will continue as the property, rights, privileges and assets of Amalco, and Amalco will become liable for all of the liabilities and obligations of the Amalgamating Parties.

Article 3
REPRESENTATIONS AND WARRANTIES OF Scythian

Section 3.1 Representations and Warranties of Scythian.

Scythian represents and warrants, as of the date of this Agreement, as follows to Kitrinor and acknowledges and confirms that Kitrinor is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)	Scythian is a corporation duly incorporated and validly subsisting under the federal laws of Canada and has the requisite corporate power and authority to carry on its business as it is now being conducted and to enter into this Agreement. Scythian is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on Scythian.

(b)	The execution and delivery of and performance by Scythian of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated by them have been duly authorized by all necessary corporate action on the part of Scythian.

(c)	The execution and delivery of and performance by Scythian of this Agreement and each of the Ancillary Agreements to which it is a party:

(i)	do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its Constating Documents;

(ii)	do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any material contracts to which it is a party; and

(iii)	do not and will not result in the violation of any Law.

(d)	This Agreement and each of the Ancillary Agreements to which Scythian is a party have been duly executed and delivered by Scythian and constitute legal, valid and binding agreements of Scythian enforceable against it in accordance with their respective terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(e)	Scythian has an authorized capital of an unlimited number of Scythian Shares of which, as at the date hereof (and without giving effect to the Offering), Scythian has issued and outstanding 230,964,128 Scythian Shares. In addition, as at the date hereof, Scythian has issued and outstanding Scythian Convertible Securities entitling the holders thereof to acquire, and is party to agreements evidencing rights to acquire, a further 44,163,538 Scythian Shares, including Scythian Shares issuable upon conversion of the Scythian Subscription Receipts. Except as aforesaid, there are no outstanding shares of Scythian or options, warrants, rights or conversion or exchange privileges or other securities entitling anyone to acquire any shares of Scythian or any other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Scythian of any shares of Scythian (including Scythian Shares) or any securities convertible into, exchangeable or exercisable for, or otherwise evidencing a right to acquire, any Scythian Shares or other equity securities of Scythian. All outstanding Scythian Shares have been duly authorized and validly issued, and are fully paid and non-assessable and are not subject to, nor have they been issued in violation of any pre-emptive rights, and all Scythian Shares issuable upon exercise or conversion of outstanding Scythian Convertible Securities or issuable pursuant to agreements evidencing rights to acquire shares will, when issued in accordance with their respective terms, be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights.

(f)	There are no suits, actions or litigation or arbitration proceedings or governmental proceedings in progress pending or, to the best of the knowledge of Scythian, contemplated or threatened, to which Scythian is a party or to which the property of Scythian is subject, except where such suit, action or litigation or arbitration proceeding or governmental proceeding would not result in a Material Adverse Effect to Scythian taken as a whole. There is not presently outstanding against Scythian any judgment, injunction, rule or order of any court, governmental department, commission, agency or arbitrator.

(g)	Scythian is not a party to any agreement which in any manner affects the voting control of any of the shares of Scythian.

(h)	Other than as previously disclosed to Kitrinor, Scythian is not a party to any written management contract or employment agreement which provides for a right of payment in the event of a change in control of Scythian.

(i)	Scythian is not a “reporting issuer” within the meaning of the Securities Act (Ontario) and does not have a similar status in any other province or territory of Canada. No securities commission or similar regulatory authority has issued any order which is currently outstanding preventing or suspending trading in any securities of Scythian, no such proceeding is, to the knowledge of Scythian, pending, contemplated or threatened and Scythian is not, to its knowledge, in default of any requirement of any securities laws, rules or policies applicable to Scythian or its securities.

(j)	Other than in connection with or in compliance with the provisions of applicable Laws, no filing or registration with, or authorization, consent or approval of any domestic or foreign public body or authority is necessary by Scythian in connection with the consummation of the Amalgamation, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have any Material Adverse Effect on the ability of Scythian to consummate the transactions contemplated hereby.

(k)	Other than as previously disclosed to Kitrinor, Scythian has not retained and will not retain any financial advisor, broker, agent or finder, or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the Amalgamation, any transaction contemplated hereby or any transaction presently ongoing or contemplated.

(l)	Except with respect to the Regulatory Approvals and the requisite approvals in respect of the Amalgamation and the Consolidation, there are no third party consents required to be obtained by Scythian in order to complete the transactions contemplated hereby.

(m)	Neither this Agreement nor any Ancillary Agreement to which Scythian is a party (i) contains any untrue statement of a material fact in respect of Scythian, the affairs, prospects, operations or condition of Scythian, or (ii) to the knowledge of Scythian, omits any statement of a material fact necessary in order to make the statements in respect of Scythian, the affairs, prospects, operations or condition of Scythian contained herein or therein not misleading.

(n)	Scythian owns and possesses adequate enforceable rights to use all trademarks, patents, copyrights and trade secrets used or proposed to be used in the conduct of the business thereof and, to the best of its knowledge, after due inquiry, Scythian is not infringing upon the rights of any other person with respect to any such trademarks, patents, copyrights or trade secrets and, no person has infringed any such trademark, patents, copyrights or trade secrets.

(o)	Scythian has conducted and is conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and with all Laws material to its operation, and Scythian has not received any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the licenses, leases or other instruments conferring rights to Scythian for the conduct of their business.

(p)	Go Green B.C. Medicinal Marijuana Ltd., a company incorporated under the laws of the Province of British Columbia, is a wholly-owned subsidiary of Scythian.

(q)	To the knowledge of Scythian, any and all material agreements pursuant to which Scythian holds any of its material assets are valid and subsisting agreements in full force and effect, enforceable in accordance with their respective terms, and Scythian is not in default of any of the material provisions of any such agreements including, without limitation, failure to fulfil any payment or work obligation thereunder nor has any such default been alleged, Scythian is not aware of any material disputes with respect thereto and such assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licenses and concessions pursuant to which Scythian derives its interests in such material assets are in good standing and there has been no material default under any such leases, licenses and concessions and all real or other property taxes required to be paid with respect to such assets to the date hereof have been paid.

Article 4
REPRESENTATIONS AND WARRANTIES OF Kitrinor

Section 4.1 Representations and Warranties of Kitrinor.

Kitrinor represents and warrants as follows to Scythian and acknowledges and confirms that Scythian is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)	Kitrinor is a corporation duly incorporated and validly existing under the laws of the Province of Ontario, and has the corporate power and authority to enter into and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party.

(b)	The execution and delivery of and performance by Kitrinor of this Agreement, and of each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated by them have been duly authorized by all necessary corporate action on the part of Kitrinor.

(c)	The execution and delivery of and performance by Kitrinor of this Agreement, and by Kitrinor of each of the Ancillary Agreements to which it is a party:

(i)	do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its Constating Documents;

(ii)	do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any material contracts to which it is a party; and

(iii)	do not and will not result in the violation of any Law.

(d)	This Agreement and each of the Ancillary Agreements to which Kitrinor is a party have been duly executed and delivered by Kitrinor and constitute legal, valid and binding agreements of Kitrinor enforceable against it in accordance with their respective terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(e)	Kitrinor has an authorized capital of an unlimited number of Kitrinor Shares of which, as at the date hereof, Kitrinor has issued and outstanding 13,190,630 Kitrinor Shares. In addition, as at the date hereof, Kitrinor has issued and outstanding Kitrinor Convertible Securities entitling the holders thereof to acquire, and is party to agreements evidencing rights to acquire, a further 11,778,500 Kitrinor Shares. Except as aforesaid, there are no outstanding shares of Kitrinor or options, warrants, rights or conversion or exchange privileges or other securities entitling anyone to acquire any shares of Kitrinor or any other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Kitrinor of any shares of Kitrinor (including Kitrinor Shares) or any securities convertible into, exchangeable or exercisable for, or otherwise evidencing a right to acquire, any Kitrinor Shares or other equity securities of Kitrinor. All outstanding Kitrinor Shares have been duly authorized and validly issued, and are fully paid and non-assessable and are not subject to, nor have they been issued in violation of any pre-emptive rights, and all Kitrinor Shares issuable upon exercise or conversion of outstanding Kitrinor Convertible Securities or issuable pursuant to agreements evidencing rights to acquire shares will, when issued in accordance with their respective terms, be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights.

(f)	Kitrinor is a “reporting issuer” under the laws of British Columbia, Alberta and Ontario and is not in default in any material respect of any requirements of applicable Canadian provincial securities Laws related thereto. Kitrinor is not, as at the date hereof, included on the list of defaulting reporting issuers maintained by any of the applicable securities regulatory authorities.

(g)	The Kitrinor Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Kitrinor as at the respective dates of the Kitrinor Financial Statements and the sales, earnings and results of operations of Kitrinor for the respective periods covered by the Kitrinor Financial Statements.

(h)	Since the date of the Kitrinor Financial Statements, Kitrinor has conducted its businesses only in the Ordinary Course. Since the date of the Kitrinor Financial Statements, (i) there has been no Material Adverse Effect on Kitrinor, or any condition, event or development involving a prospective change that would constitute a Material Adverse Effect on Kitrinor, and (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to Kitrinor has been incurred, other than in the ordinary and normal course of business.

(i)	All taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by Kitrinor have been paid (and all requisite filings in respect of Taxes have been filed in a timely manner) except for where the failure to pay such taxes would not constitute an adverse material fact of Kitrinor, or result in a Material Adverse Effect to Kitrinor taken as a whole.

(j)	To the extent Kitrinor has conducted or is conducting any active business operations, it has or is in compliance in all material respects with all applicable Laws of each jurisdiction in which it carries on business and with all Laws, tariffs and directives material to its operation.

(k)	Kitrinor is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any Persons.

(l)	The material contracts of Kitrinor previously disclosed in writing to Scythian (the “Material Contracts”) are the only material documents and contracts currently in effect. Each of the Material Contracts is in full force and effect and is unamended and there are no outstanding defaults or breaches under any of the Material Contracts on the part of Kitrinor which would have a Material Adverse Effect.

(m)	There are no payments required to be made to directors, officers and employees of Kitrinor as a result of this Agreement or the Amalgamation under all contract settlements, bonus plans, retention agreements, change of control agreements and severance obligations (whether resulting from termination, change of control or alteration of duties).

(n)	Except for customary indemnity to its directors and officers, Kitrinor is not a party to or bound by any agreement, guarantee, indemnification, or endorsement or like commitment respecting the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, firm or corporation, other than as provided in the Ordinary Course of business, in transfer agency agreements, underwriting and agency agreements and agreements in connection with indebtedness of Kitrinor outstanding on the date hereof.

(o)	The common shares of Kitrinor are listed and posted for trading solely on the TSXV and other than as publicly disclosed, no order ceasing or suspending trading in any securities of Kitrinor is currently outstanding and no proceeding for such purpose are pending, or to the knowledge of Kitrinor, threatened.

(p)	Kitrinor has filed all proxy circulars, reports and other continuous disclosure documents required to be filed by it by applicable Canadian provincial securities Laws (“Securities Reports”). Each Securities Report was, as of the date of filing, in compliance in all material respects with all applicable requirements under applicable Canadian provincial securities Laws and none of the Securities Reports, as of their respective filing dates, contained any Misrepresentation. No material change has occurred in relation to Kitrinor which is not disclosed in the Securities Reports, and Kitrinor has not filed any confidential material change reports which continue to remain confidential.

(q)	Kitrinor is not in any discussions and has not entered any outstanding proposals, letters of intent, agreements or any understandings with any Person (other than Scythian) with respect to an amalgamation, merger, business combination or similar transaction.

(r)	Kitrinor is not a party to any lease, management or service agreement that cannot be immediately terminated without notice or penalty or both.

(s)	Kitrinor has made available to Scythian all material information concerning Kitrinor and all such information as made available to Scythian is accurate, true and correct in all material respects.

(t)	Other than as previously disclosed to Scythian, Kitrinor has not retained and will not retain any financial advisor, broker, agent or finder, or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the Amalgamation, any transaction contemplated hereby or any transaction presently ongoing or contemplated.

(u)	all operations of Kitrinor, past or present, conducted on any real property, leased or owned by Kitrinor, past or present, and such properties themselves while occupied by Kitrinor have been and are in compliance in all material respects with all environmental Laws.

(v)	Kitrinor has not treated or disposed, or arranged for the treatment or disposal, of any Hazardous Substances at any location: (A) listed on any list of hazardous sites or sites requiring Remedial Action issued by any Governmental Entity; (B) to the knowledge of Kitrinor, proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action, or any similar national, federal, state, provincial or municipal lists; or (C) which is the subject of enforcement actions by any Governmental Entity that creates the reasonable potential for any proceeding, action, or other claim against Kitrinor; to the best of Kitrinor’s knowledge, no mine, site, plant or facility now or previously owned, operated or leased by Kitrinor is proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action other than reclamation activities performed in the ordinary course of business or is the subject of Remedial Action and Kitrinor has not received any notice threatening or contemplating such action.

(w)	Kitrinor has not caused or permitted the release of any Hazardous Substances on or to any of the assets or any other real property owned or leased or occupied by Kitrinor, either past or present, (including underlying soils and substrata, surface water and groundwater) in such a manner as: (A) would be reasonably likely to impose liability for cleanup, natural resource damages, loss of life, personal injury, nuisance or damage to other property; (B) would be reasonably likely to result in imposition of a lien, charge or other encumbrance on or the expropriation of any of the assets; or (C) at levels which exceed remediation and/or reclamation standards under any environmental Laws or standards published or administered by those Governmental Entities responsible for establishing or applying such standards.

(x)	Kitrinor nor any of its operations, past or present, has been or is now the subject of any remedial order under any environmental Laws, nor has any investigation or evaluation been commenced as to whether any such remedial order is necessary or of any threat of any such remedial order or any circumstances which could result in the issuance of any such Remedial Order.

Article 5
REPRESENTATIONS AND WARRANTIES OF 10188760 Canada Inc.

Section 5.1 Representations and Warranties of 10188760 Canada Inc.

10188760 Canada Inc. represents and warrants, as of the date of this Agreement, as follows to Scythian and acknowledges and confirms that Scythian is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

(a)	10188760 Canada Inc. is a corporation duly incorporated and validly subsisting under the federal laws of Canada and has the requisite corporate power and authority to carry on its business as it is now being conducted and to enter into this Agreement. 10188760 Canada Inc. is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on 10188760 Canada Inc.

(b)	The execution and delivery of and performance by 10188760 Canada Inc. Canada Inc. of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated by them have been duly authorized by all necessary corporate action on the part of 10188760 Canada Inc.

(c)	10188760 Canada Inc. has an authorized capital of an unlimited number of 10188760 Canada Inc. Shares of which, as at the date hereof, 10188760 Canada Inc. has one (1) common share issued and outstanding. There are no outstanding shares of 10188760 Canada Inc. or options, warrants, rights or conversion or exchange privileges or other securities entitling anyone to acquire any shares of 10188760 Canada Inc. or any other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by 10188760 Canada Inc. of any shares of 10188760 Canada Inc. (including 10188760 Canada Inc. Shares) or any securities convertible into, exchangeable or exercisable for, or otherwise evidencing a right to acquire, any 10188760 Canada Inc. Shares or other equity securities of 10188760 Canada Inc. All outstanding 10188760 Canada Inc. Shares have been duly authorized and validly issued, and are fully paid and non-assessable and are not subject to, nor have they been issued in violation of any pre-emptive rights.

(d)	The execution and delivery of and performance by 10188760 Canada Inc. of this Agreement and each of the Ancillary Agreements to which it is a party:

(i)	do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its Constating Documents;

(ii)	do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any other Person to exercise any rights under, any of the terms or provisions of any material contracts to which it is a party; and

(iii)	do not and will not result in the violation of any Law.

(e)	This Agreement and each of the Ancillary Agreements to which 10188760 Canada Inc. is a party have been duly executed and delivered by 10188760 Canada Inc. and constitute legal, valid and binding agreements of 10188760 Canada Inc. enforceable against it in accordance with their respective terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

Article 6
COVENANTS OF THE PARTIES

Section 6.1 Conduct of Business.

(a)	During the period between the date of this Agreement and the earlier of the Effective Date and the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement, each of Scythian, Kitrinor and 10188760 Canada Inc. will conduct its business in the Ordinary Course.

(b)	Without limiting the generality of Section 6.1(a), each of Scythian, Kitrinor and 10188760 Canada Inc. covenants as follows, as applicable, for the period between the date of this Agreement and the earlier of the Effective Date and the termination of this Agreement in accordance with its terms:

(i)	Scythian’s business shall be conducted only in the usual and Ordinary Course and Scythian shall keep Kitrinor apprised of all material developments relating thereto.

(ii)	Other than in connection with, or as contemplated by, the Scythian Meeting, the Kitrinor Meeting, the Offering and the Consolidation, each of Scythian, Kitrinor and 10188760 Canada Inc. shall not directly or indirectly do or permit to occur any of the following: (A) amend its Constating Documents; (B) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares; (C) (other than for issuances to employees for ongoing salary and severance obligations or pursuant to the Amalgamation), grant, sell or pledge or agree to issue, grant, sell or pledge any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Scythian, Kitrinor or 10188760 Canada Inc.; (D) redeem, purchase or otherwise acquire any of its outstanding shares or other securities, except as permitted hereunder; (E) split, combine or reclassify any of its shares; (F) reduce its stated capital; (G) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Scythian; (H) take any action, or refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere with or adversely affect the consummation of the Amalgamation; or (I) enter into or modify any contract, agreement or commitment with respect to any of the foregoing.

(c)	Each of Scythian, Kitrinor and 10188760 Canada Inc. shall not adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or agreements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, or agreements.

(d)	Each of Scythian, Kitrinor and 10188760 Canada Inc. shall not grant any officer, director, employee or consultant an increase in compensation in any form or take any action with respect to the amendment or grant of any severance or termination pay policies for any directors, officers, employees or consultants, nor adopt or amend (other than to permit accelerated vesting of options) or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan from a trust fund for the benefit of directors, officers, employees or consultants, except as is necessary to comply with applicable local Law or with respect to existing provisions of any such plans, programs, arrangements or agreements.

(e)	Each of Scythian, Kitrinor and 10188760 Canada Inc. shall promptly notify Scythian and Kitrinor in writing of any Material Adverse Effect on Scythian, Kitrinor or 10188760 Canada Inc. or of any material breach by Scythian, Kitrinor or 10188760 Canada Inc. of any representation or warranty provided by such party in this Agreement with respect to itself.

Section 6.2 Actions to Satisfy Conditions.

(a)	Scythian shall take all such actions as are within its power to control and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the applicable conditions precedent in favour of Kitrinor as set forth in this Agreement and the Ancillary Agreements.

(b)	Kitrinor shall take all such actions as are within its power to control and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the applicable conditions precedent in favour of Scythian as set forth in this Agreement and the Ancillary Agreements.

Section 6.3 No Shop.

The Parties and their respective agents will not, nor will they permit any of their respective directors, officers, employees, representatives or agents (including and without limitation, investment bankers, attorneys and accountants) directly or indirectly to, solicit or accept any offer for the purchase of outstanding securities of such party or the business or the assets of such Party, whether as a primary or backup offer, or take any other action that would reasonably be expected to lead to any commitment or agreement to sell such Party or business or the assets of such Party. Notwithstanding the foregoing, nothing herein will restrict the Parties hereto and their respective directors, officers, employees, representatives or agents (including without limitation, investment bankers, attorneys and accountants) from taking such actions as may be required in order to discharge their obligations pursuant to applicable corporate and securities Laws.

Article 7
CONDITIONS

Section 7.1 Mutual Conditions Precedent.

The Parties are not required to complete the Amalgamation unless each of the following conditions is satisfied on or prior to the Effective Date, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(a)	The Amalgamation and the Consolidation have been approved by Scythian Shareholders.

(b)	No Law is in effect that makes the consummation of the Amalgamation illegal or otherwise prohibits or enjoins Scythian or 10188760 Canada Inc. from consummating the Amalgamation.

(c)	There shall have been no law, statute, rule or regulation, domestic or foreign, enacted to promulgated which would prohibit or make illegal the consummation of the Amalgamation.

(d)	Each Regulatory Approval necessary to consummate the Amalgamation, and all necessary approvals of the TSXV, as applicable, has been made, given or obtained on terms acceptable to Scythian and Kitrinor, each acting reasonably, and each such Regulatory Approval is in force and has not been modified.

(e)	There shall not have occurred a Material Adverse Effect with respect to Scythian or Kitrinor.

(f)	Each of Scythian and Kitrinor shall have approved the Consolidation.

(g)	The capital structure of each of Scythian, Kitrinor and 10188760 Canada Inc. immediately prior to the completion of the Consolidation and the Amalgamation shall be as set out and described in this Agreement.

(h)	At the Effective Date, Kitrinor shall meet the continued listing requirements of the TSXV and the Kitrinor Shares following the Kitrinor Consolidation to be issued in connection with the Amalgamation (including in connection with the Financings) shall have been conditionally approved for listing on the TSXV.

Section 7.2 Conditions for the Benefit of Kitrinor.

(a)	The completion of the transactions contemplated hereunder is subject to the following conditions being satisfied at or prior to the Effective Date, which conditions are for the exclusive benefit of Kitrinor and may be waived, in whole or in part, by Kitrinor in its sole discretion:

(i)	The representations and warranties of Scythian which are qualified by references to materiality or by the expression “Material Adverse Effect” were true and correct as of the date of this Agreement and are true and correct as of the Effective Date, in all respects, and all other representations and warranties of Scythian were true and correct as of the date of this Agreement and are true and correct as of the Effective Date, in all material respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and Scythian shall have executed and delivered a certificate of an officer to that effect.

(ii)	Scythian shall have fulfilled or complied, in all material respects, with all covenants contained in this Agreement and the Ancillary Agreements to be fulfilled or complied with by Scythian at or prior to the Effective Date, and Scythian shall have executed and delivered a certificate to that effect.

(b)	Scythian shall deliver or cause to be delivered to Kitrinor or prior to the Effective Date the following in form and substance satisfactory to Kitrinor acting reasonably:

(i)	a certified copy of the Amalgamation Resolution;

(ii)	a certified copy of (A) all resolutions of the board of directors of Scythian approving the entering into of this Agreement and the completion of the Amalgamation, (B) all resolutions of the Scythian Shareholders passed in connection with the Scythian Meeting; and (C) a list of the directors and officers of Scythian authorized to sign agreements together with their specimen signatures;

(iii)	a certificate of status, compliance, good standing or like certificate with respect to Scythian issued by appropriate government officials of its jurisdiction of incorporation; and

(iv)	full and final salary accrual releases duly executed by Jonathan Gilbert, Mohammad Fazil, David Schrader and Harvey Lalach.

Section 7.3 Conditions for the Benefit of Scythian.

(a)	The completion of the transactions contemplated hereunder is subject to the following conditions being satisfied at or prior to the Effective Date, which conditions are for the exclusive benefit of Scythian and may be waived, in whole or in part, by Scythian in its sole discretion:

(i)	The representations and warranties of Kitrinor which are qualified by references to materiality and warranties were true and correct as of the date of this Agreement and are true and correct as of the Effective Date, in all respects, and all other representations and warranties of Kitrinor were true and correct as of the date of this Agreement and are true and correct as of the Effective Date, in all material respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, and Kitrinor shall have executed and delivered a certificate to that effect.

(ii)	Kitrinor shall have fulfilled or complied, in all material respects, with all covenants contained in this Agreement and any Ancillary Agreement to be fulfilled or complied with by it at or prior to the Effective Date, and Kitrinor shall have executed and delivered a certificate to that effect.

(iii)	Kitrinor shall have no liabilities or obligations (contingent or otherwise), inclusive of liabilities relating to the fees and disbursements of its legal counsel and auditors appointed in connection with the Amalgamation, and Kitrinor shall have executed and delivered a certificate to that effect.

(iv)	Each of the directors and officers of Kitrinor shall have resigned from their respective positions.

(v)	Kitirnor shall have obtained all requisite shareholder approval for the Kitrinor Meeting Matters.

(vi)	Kitrinor and 10188760 Canada Inc. shall have obtained all consents and approvals necessary to consummate the transactions contemplated by the Business Combination Agreement in order that the transactions contemplated pursuant to the Business Combination Agreement not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Kitrinor’s or 10188760 Canada Inc.’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Kitrinor or any license, franchise or permit of or affecting Kitrinor.

(vii)	The distribution of Kitrinor Shares following the Kitrinor Consolidation shall be exempt from the prospectus and registration requirements of applicable Canadian securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian securities laws and shall not be subject to resale restrictions under applicable Canadian securities laws (other than as applicable to control persons, pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities or pursuant to the requirements of the TSXV; and

(viii)	Holders of not more than 5% of the issued and outstanding Scythian Shares following the Scythian Consolidation issued and outstanding as of the Effective Date shall have elected to, or continue to have contingent right to, exercise rights of dissent.

(b)	Kitrinor shall deliver or cause to be delivered to Scythian at or prior to the Effective Date the following in form and substance satisfactory to Scythian acting reasonably:

(i)	a certified copy of (A) all resolutions of the board of directors of such entity approving the entering into of this Agreement and the completion of the Amalgamation, (B) all resolutions of the Kitrinor Shareholders passed in connection with the Kitrinor Meeting; and (C) a list of the directors and officers authorized to sign agreements together with their specimen signatures;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to Kitrinor issued by appropriate government officials of their respective jurisdictions of incorporation; and

(iii)	employment agreements duly executed by Jonathan Gilbert, David Schrader and Harvey Lalach.

Article 8
TERMINATION

Section 8.1 Term.

This Agreement shall be effective from the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms.

Section 8.2 Termination Rights.

This Agreement may, by Notice in writing given prior to the Effective Date, be terminated:

(a)	by mutual consent of Scythian and Kitrinor;

(b)	either Scythian or Kitrinor if:

(i)	the approval of Scythian Shareholders of the Amalgamation or the approval of Kitrinor Shareholders of all matters to be considered at the Kitrinor Meeting, is not obtained, provided that a Party may not terminate this Agreement pursuant to this Section 8.2(b)(i) if the failure to obtain such approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)	after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Amalgamation illegal or otherwise permanently prohibits or enjoins Scythian or Kitrinor from consummating the Amalgamation, and such Law has, if applicable, become final and non-appealable; or

(iii)	the Effective Date does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 8.2(b)(iii) if the failure of the Effective Date to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement.

(c)	by Scythian if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Kitrinor under this Agreement occurs that would cause any condition in Section 7.3(a)(i) or Section 7.3(a)(ii) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date; provided that Scythian is not then in breach of this Agreement so as to cause any condition in Section 7.2(a)(i) or Section 7.2(a)(ii) not to be satisfied.

(d)	by Kitrinor if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Scythian under this Agreement occurs that would cause any condition in Section 7.2(a)(i) or Section 7.2(a)(ii) not to be satisfied, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date; provided that Kitrinor is not then in breach of this Agreement so as to cause any condition in Section 7.3(a)(i) or Section 7.3(a)(ii) not to be satisfied.

Section 8.3 Effect of Termination.

(a)	If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(b)	If this Agreement is terminated, the Parties are released from all of their respective obligations under this Agreement except that each Party’s obligations under Section 9.3 and Section 9.4 will survive.

Article 9
MISCELLANEOUS

Section 9.1 Notices.

Any notice, direction or other communication (each a “Notice”) given regarding the matters contemplated by this Agreement or any Ancillary Agreement must be in writing, sent by personal delivery, courier or by electronic mail and addressed:

(a)	to Kitrinor at:

(b)	to Scythian at:

A Notice is deemed to be delivered and received (i) if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by same-day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (iii) if sent by overnight courier, on the next Business Day, or (iv) if sent by e-mail or facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

Section 9.2 Time of the Essence.

Time is of the essence in this Agreement.

Section 9.3 Announcements.

No press release, public statement or announcement or other public disclosure (a “Public Statement”) with respect to this Agreement or the transactions contemplated in this Agreement may be made except with the prior written consent and joint approval of Scythian and Kitrinor, or if required by Law or a Governmental Entity. Where the Public Statement is required by Law or a Governmental Entity, the Party required to make the Public Statement will use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure.

Section 9.4 Expenses.

Each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated herein.

Section 9.5 Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties.

Section 9.6 Waiver.

No waiver of any of the provisions of this Agreement or any Ancillary Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 9.7 Entire Agreement.

This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or any Ancillary Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Ancillary Agreements. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall govern.

Section 9.8 Successors and Assigns.

(a)	This Agreement becomes effective only when executed by Scythian and Kitrinor. After that time, it will be binding upon and enure to the benefit of Scythian and Kitrinor and their respective successors and permitted assigns.

(b)	Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties.

Section 9.9 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

Section 9.10 Governing Law.

(a)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)	Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 9.11 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties have executed this Business Combination Agreement.

scythian biosciences inc.

Per
Jonathan Gilbert
Chief Executive Officer

Kitrinor Metals inc.

Per:
Lisa McCormack
President

10188760 Canada Inc

By:
Authorized Signatory

Schedule “A”
FORM OF AMALGAMATION AGREEMENT

THIS AGREEMENT is dated as of the [●] day of [●], 2017,

By and A M O N G:

scythian biosciences inc., a corporation existing under the federal laws of Canada

(hereinafter referred to as “Scythian”)

OF THE FIRST PART;

- and -

10188760 Canada Inc., a corporation existing under the federal laws of Canada

(hereinafter referred to as “10188760 Canada Inc.”)

OF THE SECOND PART;

- and -

Kitrinor metals Inc., a corporation existing under the laws of the Province of Ontario

(hereinafter referred to as “Kitrinor”)

OF THE THIRD PART.

WHEREAS Scythian and 10188760 Canada Inc. wish to amalgamate and continue as one corporation to be known as “Scythian Biosciences Corp.” in accordance with the terms and conditions hereof;

AND WHEREAS 10188760 Canada Inc. is a wholly-owned subsidiary of Kitrinor and has not carried on any active business;

AND WHEREAS Kitrinor and Scythian are parties to the Business Combination Agreement which contemplates such amalgamation;

AND WHEREAS the parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the proposed amalgamation;

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the mutual covenants and agreements herein contained and other lawful and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

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1.	Definitions. In this Agreement (including the recitals hereto):

(a)	“Act” means the Canada Business Corporations Act as from time to time amended or re-enacted;

(b)	“Agreement” means this amalgamation agreement;

(c)	“Amalco” means the continuing corporation constituted upon the amalgamation of the Amalgamating Parties pursuant to the Amalgamation;

(d)	“Amalco Shares” means the common shares in the capital of Amalco;

(e)	“Amalgamating Parties” means, collectively, Scythian and 10188760 Canada Inc.;

(f)	“Amalgamation” means the amalgamation of Scythian and 10188760 Canada Inc. on the terms and conditions set forth in this Agreement;

(g)	“Articles of Amalgamation” means the articles of amalgamation to be filed with Corporations Canada in order to effect the Amalgamation;

(h)	“Business Combination” means the business combination between Kitrinor and Scythian wherein Kitrinor will acquire 100% of the issued and outstanding shares of Scythian by way of the Amalgamation;

(i)	“Business Combination Agreement” means the business combination agreement dated June 6, 2017 among Kitrinor, Scythian and 10188760 Canada Inc. governing the terms and conditions of the Business Combination, as amended from time to time.

(j)	“Business Combination Date” means the date the Business Combination is completed, as evidenced by the issuance of the Certificate of Amalgamation giving effect to the Amalgamation;

(k)	“Business Day” means a day other than a Saturday, Sunday or a civic or statutory holiday in the City of Toronto, Ontario;

(l)	“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Director, as date stamped on the Articles of Amalgamation, evidencing that the Articles of Amalgamation are effective;

(m)	“Consolidation” means the consolidation of Scythian Shares on a 80:1 basis in connection with the Business Combination and the consolidation of Kitrinor Shares on a 20:1 basis in connection with the Business Combination.

(n)	“Convertible Securities” means options, warrants, rights or conversion or exchange privileges or other securities entitling anyone to acquire any shares or any other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer of any shares or any securities convertible into, exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares or other equity securities.

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(o)	“Director” means the Director appointed under Section 260 of the Act;

(p)	“Effective Time” means 12:01 a.m. (Toronto time) on the Business Combination Date;

(q)	“Exchange Ratio” means 1:1;

(r)	“Kitrinor Convertible Securities” means, collectively, all outstanding rights to acquire Kitrinor Shares pursuant to Kitrinor’s outstanding stock options, warrants, broker warrants, convertible debentures, rights of conversion or exchange privileges or other securities entitling the holder thereof to acquire any Kitrinor Shares, or any other rights, agreements or commitment of any character requiring the issuance, sale or transfer by Kitrinor of any Kitrinor Shares.

(s)	“Kitrinor Options” means the 213,500 existing stock options of Kitrinor, each entitling the holder to purchase one Kitrinor Share at an exercise price of $0.25 per share, in accordance with their terms;

(t)	“Kitrinor Replacement Warrants” means, as adjusted for the Consolidation and following the completion of the Business Combination, the replacement warrants of the Resulting Issuer to be issued in exchange for and replacement of the Kitrinor Warrants;

(u)	“Kitrinor Replacement Options” means, as adjusted for the Consolidation and following the completion of the Business Combination, the replacement options of the Resulting Issuer to be issued in exchange for and replacement of the Kitrinor Options;

(v)	“Kitrinor Warrants” means the 11,565,000 common share purchase warrants to purchase Kitrinor Shares, exercisable at prices ranging from $0.05 to $0.25 per Kitrinor Share and expiring on dates ranging from December 17, 2017 to October 11, 2019;

(w)	“Kitrinor Securityholder” means a registered holder owning Kitrinor Shares, Kitrinor Options, Kitrinor Warrants or any Kitrinor Convertible Securities prior to the filing of the Articles of Amalgamation;

(x)	“Kitrinor Shares” means the common shares in the capital of Kitrinor, as presently constituted on the date hereof;

(y)	“Ministry” means the Ministry of Innovation, Science and Economic Development Canada.

(z)	“Offering” means a private placement offering of 33,212,500 Scythian Subscription Receipts, pursuant to the terms of an agency agreement entered into between Scythian, Clarus Securities Inc., Haywood Securities Inc. and Canaccord Genuity Corp. dated March 13, 2017.

(aa)	“Paid-up Capital” has the meaning assigned to the term “paid-up capital” in subsection 89(1) of the Income Tax Act (Canada));

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(bb)	“Resulting Issuer” means Kitrinor upon completion of the Business Combination;

(cc)	“Resulting Issuer Shares” means the common shares in the capital of the Resulting Issuer;

(dd)	“Scythian Broker Warrants” means the 2,324,876 common share purchase warrants to purchase Scythian Shares, exercisable at $0.40 per common share and expiring on March 13, 2019 and March 31, 2019, issued in connection with the Offering;

(ee)	“Scythian Convertible Securities” means, collectively, all outstanding rights to acquire Scythian Shares pursuant to Scythian’s outstanding stock options, warrants, broker warrants, convertible debentures, rights of conversion or exchange privileges or other securities entitling the holder thereof to acquire any Scythian Shares, or any other rights, agreements or commitment of any character requiring the issuance, sale or transfer by Scythian of any Scythian Shares.

(ff)	“Scythian Finder Warrants” means the 2,076,162 common share purchase warrants to purchase Scythian Shares, exercisable at $0.15 per common share and expiring on March 20, 2020 and March 31, 2020.

(gg)	“Scythian Replacement Broker Warrants” means, as adjusted for the Consolidation and following the completion of the Business Combination, the replacement broker warrants of the Resulting Issuer to be issued in exchange for and replacement of the Scythian Broker Warrants.

(hh)	“Scythian Replacement Finder Warrants” means, as adjusted for the Consolidation and following the completion of the Business Combination, the replacement finder warrants of the Resulting Issuer to be issued in exchange for and replacement of the Scythian Finder Warrants.

(ii)	“Scythian Replacement Options” means, as adjusted for the Consolidation and following the completion of the Business Combination, the replacement options of the Resulting Issuer to be issued in exchange for and replacement of the Scythian Options;

(jj)	“Scythian Securityholder” means a registered holder owning Scythian Shares, Scythian Broker Warrants, Scythian Finder Warrants, Scythian Options or any Scythian Convertible Securities prior to the filing of the Articles of Amalgamation;

(kk)	“Scythian Shares” means the common shares in the capital of Scythian, as presently constituted on the date hereof;

(ll)	“Scythian Subscription Receipts” means the 33,212,500 subscription receipts of Scythian issued in connection with the Offering; and

(mm)	“10188760 Canada Inc. Shares” means the common shares in the capital of 10188760 Canada Inc.; and

(nn)	“TSXV” means the TSX Venture Exchange.

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2.	Amalgamation. In accordance with the Business Combination Agreement, the Amalgamating Parties hereby agree to amalgamate and continue as one corporation under the provisions of the Act upon the terms and conditions hereinafter set out.

3.	Certain Phrases, etc. In this Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

4.	Effect of Amalgamation. At the Effective Time, subject to the Act:

(a)	the amalgamation of the Amalgamating Parties and their continuance as one corporation, Amalco, under the terms and conditions prescribed in this Agreement shall be effective;

(b)	the property of each of the Amalgamating Parties shall continue to be the property of Amalco;

(c)	Amalco will be a wholly-owned subsidiary of the Resulting Issuer;

(d)	Amalco shall continue to be liable for the obligations of each of the Amalgamating Parties;

(e)	any existing cause of action, claim or liability to prosecution with respect to either or both of the Amalgamating Parties shall be unaffected;

(f)	any civil, criminal or administrative action or proceeding pending by or against any of the Amalgamating Parties may be continued to be prosecuted by or against Amalco;

(g)	any conviction against, or ruling, order or judgment in favour of or against, any of the Amalgamating Parties may be enforced by or against Amalco; and

(h)	the Articles of Amalgamation shall be deemed to be the articles of incorporation of Amalco and the Certificate of Amalgamation shall be deemed to be the certificate of incorporation of Amalco.

5.	Name. The name of Amalco shall be “Scythian Biosciences Inc.”

6.	Registered Office. The registered office of Amalco shall be located at 100 King Street West, Suite 1600, Toronto, Ontario, M5X 1G5.

7.	Authorized Capital. The authorized capital of Amalco shall consist of an unlimited number of Amalco Shares, which shares shall have the rights, privileges, restrictions and conditions as set out in the Act.

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8.	Restrictions on Business. There shall be no restrictions on the business which Amalco is authorized to carry on.

9.	Number of Directors. The minimum number of directors of Amalco shall be one (1) and the maximum number of directors of Amalco shall be ten (10).

10.	By-laws. The by-laws of Scythian shall, so far as applicable, be the by-laws of Amalco until repealed or amended in the normal manner provided for in the Act. Prior to the Effective Time, a copy of such by-laws may be examined at the registered address of Scythian at any time during regular business hours.

11.	First Directors. The first directors of Amalco shall be the Persons whose names and addresses are set out below, who shall hold office until the first annual meeting of shareholders of Amalco or until their successors are duly elected or appointed and will be responsible for the subsequent management and operation of Amalco:

Name	Address
Jonathan Gilbert
Michael Petter
Peter Thomas Benz
Roger Rai
Gary Leong

12.	Treatment of Issued Capital. Following the completion of the Consolidation, on the Effective Time:

(a)	each issued and outstanding 10188760 Canada Inc. Share will be cancelled and replaced by one issued and fully paid Amalco Share for each 10188760 Canada Inc. Share held by the Resulting Issuer;

(b)	the Scythian Subscription Receipts shall be deemed to be automatically exercised, without additional payment therefor, into Scythian Shares in accordance with their terms;

(c)	Scythian Shares shall be exchanged for fully paid and non-assessable Resulting Issuer Shares on the basis of the Exchange Ratio;

(d)	Kitrinor Shares shall be cancelled and replaced with an equivalent number of Resulting Issuer Shares;

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(e)	Scythian Shares shall be replaced in accordance with the provisions of Section 12(c) hereof will be cancelled;

(f)	each outstanding Scythian Broker Warrant will be replaced with one (1) Scythian Replacement Broker Warrant, and each such Scythian Broker Warrant will be cancelled;

(g)	each outstanding Scythian Finder Warrant will be replaced with one (1) Scythian Replacement Finder Warrant, and each such Scythian Finder Warrant will be cancelled;

(h)	all other warrants held by Scythian Securityholders will be exchanged for Resulting Issuer warrants in accordance with the Exchange Ratio;

(i)	each outstanding Scythian Option will be replaced with one (1) Scythian Replacement Option, and each such Scythian Option will be cancelled;

(j)	each outstanding Kitrinor Warrant will be replaced with the equivalent warrants of the Resulting Issuer, and each such Kitrinor Warrant will be cancelled;

(k)	each outstanding Kitrinor Option will be replaced with the equivalent options of the Resulting Issuer, and each such Kitrinor Option will be cancelled; and

(l)	as consideration for the issuance of Kitrinor Shares in exchange for the Scythian Shares, Amalco shall issue to the Resulting Issuer one (1) Amalco Share for each Kitrinor Share so issued.

13.	No Fractional Shares or Securities upon Conversion. Notwithstanding Section 12 of this Agreement, no Scythian Securityholder or Kitrinor Securityholder shall be entitled to, and the Resulting Issuer will not issue, fractions of Resulting Issuer Shares, Scythian Replacement Broker Warrants, Scythian Replacement Finder Warrants, Scythian Replacement Options or Kitrinor Replacement Warrants, as the case may be and no cash amount will be payable by the Resulting Issuer in lieu thereof. To the extent any Scythian Securityholder or Kitrinor Securityholder is entitled to receive a fractional Resulting Issuer Share, Scythian Replacement Broker Warrant, Scythian Replacement Finder Warrants, Scythian Replacement Options or Kitrinor Replacement Broker Warrants, as the case may be, such fraction shall be rounded down to the closest whole number of the applicable security.

14.	Certificates. On the Business Combination Date:

(a)	the registered holders of Scythian Shares, Scythian Broker Warrants, Scythian Finder Warrants, Kitrinor Shares, Kitrinor Warrants and Kitrinor Options (collectively, the “Original Securities”) shall be deemed to be the registered holders of the Resulting Issuer Shares, Scythian Replacement Broker Warrants, Scythian Replacement Finder Warrants, Scythian Replacement Options, Kitrinor Replacement Warrants and Kitrinor Replacement Options (collectively, the “Replacement Securities”), respectively, to which they are entitled hereunder.

(b)	Kitrinor, as the registered holder of the 10188760 Canada Inc. Shares, shall be deemed to be the registered holder of the Amalco Shares to which it is entitled hereunder and, upon surrender of the certificates representing such 10188760 Canada Inc. Shares to Amalco, Kitrinor shall be entitled to receive a share certificate representing the number of Amalco Shares to which it is entitled as set forth in Section 12 hereof;

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(c)	share certificates evidencing Scythian Shares or Kitrinor Shares and certificates representing the other Original Securities shall cease to represent any claim upon or interest in Scythian, Kitrinor or Amalco other than the right of the holder to receive, pursuant to the terms hereof and the Amalgamation, the applicable Replacement Securities in accordance with Section 12 hereof; and

(d)	Upon the delivery and surrender by a Scythian Shareholder to the Resulting Issuer of the certificates representing the issued and outstanding Scythian Broker Warrants and Scythian Finder Warrants, such Scythian Securityholders shall be entitled, in exchange, to receive certificates representing the Scythian Replacement Broker Warrants and Scythian Replacement Finder Warrants, as the case may be, as set forth in Section 12 hereof;

15.	Lost Certificates. In the event any certificate which subsequent to the Effective Time represented one or more outstanding Original Securities that were exchanged pursuant to Section 12 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such Original Security claiming such certificate to be lost, stolen or destroyed, the Resulting Issuer will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing the applicable Replacement Security pursuant to Section 12. The holder to whom certificates representing Replacement Securities are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Resulting Issuer in such sum as the Resulting Issuer may direct or otherwise indemnify the Resulting Issuer in a manner satisfactory to the Resulting Issuer against any claim that may be made against the Resulting Issuer with respect to the certificate alleged to have been lost, stolen or destroyed.

16.	Amalco Stated Capital. The amount to be added to the stated capital account maintained in respect of the Amalco Shares in connection with the issue of Amalco Shares under Section 12 hereof on the Business Combination Date shall be the amount which is the sum of (i) the Paid-up Capital, determined immediately before the Effective Time, of all the issued and outstanding Scythian Shares and (ii) the Paid-up Capital, determined immediately before the Effective Time, of the issued and outstanding 10188760 Canada Inc. Shares converted into Amalco Shares.

17.	Kitrinor Stated Capital. Kitrinor shall add an amount to the stated capital maintained in respect of the Kitrinor Shares an amount equal to the Paid-Up Capital of the Scythian Shares, determined immediately prior to the Effective Time.

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18.	Covenants of Scythian. Scythian covenants and agrees with 10188760 Canada Inc. and Kitrinor that it will:

(a)	use reasonable commercial efforts to obtain a resolution of the holders of Scythian Shares approving the Amalgamation and the Consolidation, this Agreement and the transactions contemplated hereby in accordance with the Act;

(b)	use reasonable efforts to cause each of the conditions precedent set forth in Sections 25 and 26 hereof to be complied with; and

(c)	subject to the approval of the shareholders of each of Scythian and 10188760 Canada Inc. being obtained for the completion of the Amalgamation and subject to all applicable regulatory approvals being obtained, thereafter jointly with 10188760 Canada Inc. file with the Ministry the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

19.	Covenants of Kitrinor. Kitrinor covenants and agrees with Scythian that it will:

(a)	sign a resolution as sole shareholder of 10188760 Canada Inc. in favour of the approval of the Amalgamation, this Agreement and the transactions contemplated hereby in accordance with the Act;

(b)	use reasonable efforts to cause each of the conditions precedent set forth in Sections 25 and 27 hereof to be complied with; and

(c)	subject to the approval of the holders of Scythian Shares being obtained for the completion of the Amalgamation, and the obtaining of all applicable regulatory approvals (including that of the TSXV) and the issuance of the Certificate of Amalgamation, issue that number of Replacement Securities as required by Sections (c) to Section (k) hereof.

20.	Covenants of 10188760 Canada Inc. 10188760 Canada Inc. covenants and agrees with Scythian and Kitrinor that it will not from the date of execution hereof to the Business Combination Date, except with the prior written consent of Scythian and Kitrinor, conduct any business which would prevent 10188760 Canada Inc. or Amalco from performing any of their respective obligations hereunder.

21.	Further Covenants of 10188760 Canada Inc. 10188760 Canada Inc. further covenants and agrees with Scythian that it will:

(a)	use its best efforts to cause each of the conditions precedent set forth in Section 25 hereof to be complied with; and

(b)	subject to the approval of the holders of Scythian Shares and the sole shareholder of 10188760 Canada Inc. being obtained and subject to the obtaining of all applicable regulatory approvals, thereafter jointly with Scythian file with the Ministry the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

22.	Representation and Warranty of Kitrinor. Kitrinor hereby represents and warrants to and in favour of Scythian and 10188760 Canada Inc. Canada Inc. and acknowledges that Scythian and 10188760 Canada Inc. are relying upon such representation and warranty, that Kitrinor is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against Kitrinor in accordance with its terms.

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23.	Representation and Warranty of Scythian. Scythian hereby represents and warrants to and in favour of Kitrinor and 10188760 Canada Inc., and acknowledges that Kitrinor and 10188760 Canada Inc. are relying upon such representation and warranty, that Scythian is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against Scythian in accordance with its terms.

24.	Representation and Warranty of 10188760 Canada Inc. 10188760 Canada Inc. represents and warrants to and in favour of Scythian and Kitrinor, and acknowledges that Scythian and Kitrinor are relying upon such representations and warranty, that 10188760 Canada Inc. is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against 10188760 Canada Inc. in accordance with its terms.

25.	General Conditions Precedent. The respective obligations of the parties hereto to consummate the transactions contemplated hereby, and in particular the Amalgamation, are subject to the satisfaction, on or before the Business Combination Date, of the following conditions, any of which may be waived by the consent of each of the parties without prejudice to their rights to rely on any other or others of such conditions:

(a)	this Agreement and the transactions contemplated hereby, including, in particular, the Amalgamation, shall be approved by the sole shareholder of 10188760 Canada Inc. and by the holders of Scythian Shares in accordance with the Act;

(b)	all the conditions required to close the Business Combination set out herein and in the Business Combination Agreement being met or waived; and

(c)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement, including, without limitation, the Amalgamation.

26.	Conditions to Obligations of Kitrinor and 10188760 Canada Inc. The obligations of Kitrinor and 10188760 Canada Inc. to consummate the transactions contemplated hereby and in particular the issue of the Kitrinor Shares and Replacement Securities and the Amalgamation, as the case may be, are subject to the satisfaction, on or before the Business Combination Date, of the conditions for the benefit of Kitrinor set forth in the Business Combination Agreement governing the terms and conditions of the Business Combination and of the following conditions:

(a)	the acts of Scythian to be performed on or before the Business Combination Date pursuant to the terms of this Agreement shall have been duly performed by it and there shall have been no material adverse change in the financial condition or business of Scythian, taken as a whole, from and after the date hereof; and

(b)	Kitrinor and 10188760 Canada Inc. shall have received a certificate from a senior officer of Scythian confirming that the conditions set forth in Sections 26 and 27(a) hereof have been satisfied.

The conditions described above are for the exclusive benefit of Kitrinor and 10188760 Canada Inc. and may be asserted by Kitrinor and 10188760 Canada Inc. regardless of the circumstances or may be waived by Kitrinor and 10188760 Canada Inc. in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Kitrinor and 10188760 Canada Inc. may have.

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27.	Conditions to Obligations of Scythian. The obligations of Scythian to consummate the transactions contemplated hereby and in particular the Amalgamation are subject to the satisfaction, on or before the Business Combination Date, of the conditions for the benefit of Scythian set forth in the Business Combination Agreement governing the terms and conditions of the Business Combination and of the following conditions:

(a)	each of the acts of Kitrinor and 10188760 Canada Inc. to be performed on or before the Business Combination Date pursuant to the terms of this Agreement shall have been duly performed by them and there shall have been no material adverse change in the financial condition or business of Kitrinor and 10188760 Canada Inc., taken as a whole, from and after the date hereof; and

(b)	Scythian shall have received a certificate from a senior officer of each of Kitrinor and 10188760 Canada Inc. confirming that the conditions set forth in Sections 26 and 27(a) hereof have been satisfied.

The conditions described above are for the exclusive benefit of Scythian and may be asserted by Scythian regardless of the circumstances or may be waived by Scythian in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Scythian may have.

28.	Amendment. This Agreement may at any time and from time to time be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties hereto;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants contained herein and waive or modify performance of any of the obligations of the parties hereto; or

(d)	waive compliance with or modify any other conditions precedent contained herein;

provided that no such amendment shall change the provisions hereof regarding the consideration to be received by Scythian Securityholders in exchange for their Scythian Shares, Scythian Broker Warrants, Scythian Finder Warrants or Scythian Options without approval by the Scythian Securityholders given in the same manner as required for the approval of the Amalgamation.

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29.	Termination. This Agreement may, prior to the issuance of the Certificate of Amalgamation, be terminated by mutual agreement of the respective boards of directors of the parties hereto, without further action on the part of the shareholders of Scythian or 10188760 Canada Inc. This Agreement shall also terminate without further notice or agreement if:

(a)	the Amalgamation is not approved by the shareholders of Scythian entitled to vote in accordance with the Act; or

(b)	the Business Combination Agreement is terminated.

30.	Binding Effect. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and permitted assigns.

31.	Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties.

32.	Further Assurances. Each of the parties hereto agrees to execute and deliver such further instruments and to do such further reasonable acts and things as may be necessary or appropriate to carry out the intent of this Agreement.

33.	Notice. Any notice which a party may desire to give or serve upon another party shall be in writing and may be delivered, mailed by prepaid registered mail, return receipt requested or sent by telecopy transmission to the following addresses:

(a)	to Kitrinor at:

(b)	to Scythian at:

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and a copy to:

or to such other address as the party to or upon whom notice is to be given or served has communicated to the other parties by notice given or served in the manner provided for in this Section. In the case of delivery or telecopy transmission, notice shall be deemed to be given on the date of delivery and in the case of mailing, notice shall be deemed to be given on the third Business Day after such mailing.

34.	Time of Essence. Time shall be of the essence of this Agreement.

35.	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

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A-13

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

scythian biosciences inc.

Per:
Jonathan Gilbert
Chief Executive Officer

Kitrinor metals Inc.

Per:
Lisa McCormack
President

10188760 Canada Inc

Per:
Lisa McCormack
President